Exhibit 99.1
SELECTED FINANCIAL DATA
     The following selected financial data as of and for each of the five years in the period ended December 31, 2004 has been derived from our audited Consolidated Financial Statements filed as Exhibit 99.2 to this Current Report on Form 8-K. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data should be read in conjunction with our Consolidated Financial Statements filed as Exhibit 99.2 to this Current Report on Form 8-K.

	Year Ended December 31 (1)
	2004	2003	2002	2001	2000
	(Dollars in thousands, except share data)
Operating data:
Net sales(2)	$10,036,277	$8,390,985	$8,202,248	$5,928,452	$5,499,712
Cost of sales	7,657,746	6,231,720	6,082,977	4,547,885	4,150,170

Gross profit	2,378,531	2,159,265	2,119,271	1,380,567	1,349,542
Operating costs and expenses:
Selling and distribution	1,434,102	1,273,737	1,246,534	790,651	756,445
General and administrative	333,179	304,422	318,479	175,885	174,353
Amortization of intangibles(3)	5,173	3,605	6,224	49,823	49,776
Facility closing and reorganization costs	24,575	11,787	19,050	9,550	2,747
Other operating (income) expense(4)	(5,899)	(68,719)	—	(17,305)	7,500

Total operating costs and expenses	1,791,130	1,524,832	1,590,287	1,008,604	990,821

Operating income	587,401	634,433	528,984	371,963	358,721
Other (income) expense:
Interest expense(5)	198,900	173,945	188,990	103,822	99,329
Financing charges on trust issued preferred securities	—	14,164	33,578	33,581	33,595
Equity in (earnings) losses of unconsolidated affiliates	—	(244)	7,899	23,620	(11,453)
Other (income) expense, net	(370)	(2,530)	2,953	4,795	(233)

Total other expense	198,530	185,335	233,420	165,818	121,238

Income from continuing operations before income taxes	388,871	449,098	295,564	206,145	237,483
Income taxes	149,710	173,559	106,589	75,225	92,489
Minority interest in earnings(6)	—	—	30	31,431	29,911

Income from continuing operations	239,161	275,539	188,945	99,489	115,083
Gain (loss) on sale of discontinued operations, net of tax	—	—	(8,231)	—	—
Income from discontinued operations, net of tax	46,213	80,164	56,221	11,787	3,636

Income before cumulative effect of accounting change	285,374	355,703	236,935	111,276	118,719
Cumulative effect of accounting change, net of tax	—	—	(61,519)	(1,446)	—

Net income	$285,374	$355,703	$175,416	$109,830	$118,719

Basic earnings per common share:
Income from continuing operations	$1.55	$1.90	$1.40	$1.18	$1.36
Loss on sale of discontinued operations	—	—	(0.06)	—	—
Income (loss) from discontinued operations	0.30	0.55	0.42	0.14	.04
Cumulative effect of accounting change	—	—	(0.46)	(0.02)	—

Net income	$1.85	$2.45	$1.30	$1.30	$1.40

Diluted earnings per common share:
Income from continuing operations	$1.49	$1.77	$1.29	$1.09	$1.24
Loss on sale of discontinued operations	—	—	(0.05)	—	—
Income (loss) from discontinued operations	0.29	0.50	0.35	0.11	.03
Cumulative effect of accounting change	—	—	(0.38)	(0.01)	—

Net income	$1.78	$2.27	$1.21	$1.19	$1.27

Average common shares:
Basic	154,635,979	145,201,412	135,031,274	84,454,194	84,585,129

Diluted	160,704,576	160,695,670	163,163,904	110,676,222	110,013,792

Other data:
Ratio of earnings to combined fixed charges and preferred stock dividends(7)	2.84x	3.07x	2.32x	2.76x	2.68x
Balance sheet data (at end of period):
Total assets	$7,756,368	$6,992,536	$6,582,266	$6,691,897	$3,780,478
Long-term debt(8)	3,251,728	2,787,984	2,724,100	3,064,363	1,353,269
Other long-term liabilities	322,378	257,111	288,242	169,754	53,753
Mandatorily redeemable convertible trust issued preferred securities	—	—	585,177	584,605	584,032
Total stockholders’ equity	2,663,599	2,543,979	1,643,293	1,475,880	598,832

(1)	Balances have been adjusted to give effect to (1) the spin-off of our indirect majority owned subsidiary TreeHouse Foods, Inc. completed June 27, 2005, (2) the sale of our Marie’s salad dressings and dips and Dean’s dips operations on August 22, 2005, and (3) the sale of our Puerto Rico operations on December 30, 2002 as discontinued operations.

(2)	Net sales have been restated to reflect the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer.” The net effect was to decrease net sales by $33.7 million and $29.9 million in 2001 and 2000, respectively. There was no impact on our net income as a result of the adoption of this issue.

(3)	On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which requires, among other things, that goodwill and other intangible assets with indefinite lives no longer be amortized and that recognized intangible assets with finite lives be amortized over their respective useful lives. As required by SFAS No. 142, our results for periods prior to 2002 have not been restated.

(4)	Results for 2004 include a gain of $5.9 million primarily related to the settlement of litigation. Results for 2003 include a gain of $66.2 million on the sale of our frozen pre-whipped topping and frozen creamer operations and a gain of $2.5 million related to the divestiture of 11 facilities in 2001. Results for 2001 include a gain of $47.5 million on the divestiture of 11 facilities offset by an expense of $28.5 million resulting from a payment to a supplier as consideration for modifications to an agreement and an impairment charge of $1.7 million on a water plant. Results in 2000 include litigation settlement costs of $7.5 million.

(5)	Results for 2004 include a charge of $32.6 million to write-off deferred financing costs related to the refinancing of our credit facility. Results for 2001 and 2000 have been restated to reflect the adoption of SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” Gains and losses that were previously recorded as extraordinary items related to the early extinguishment of debt, which were a $7.3 million loss in 2001 and a $7.7 million gain in 2000, have been reclassified to interest expense. There was no effect on net income.

(6)	In December 2001, in connection with our acquisition of the former Dean Foods Company (“Legacy Dean”), we purchased Dairy Farmers of America’s 33.8% interest in our Dairy Group.

(7)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest on all debt, amortization of deferred financing costs and the portion of rental expense that we believe is representative of the interest component of rent expense.

(8)	Includes amounts outstanding under subsidiary lines of credit and the current portion of long-term debt.

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